Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cogentix Medical, Inc.:

We consent to the incorporation by reference in the Registration Statement of Cogentix Medical, Inc. and Subsidiaries ( formerly Vision-Sciences, Inc.) on Form S-8 to be filed on or about March 31, 2015 of our report dated May 30, 2014, on our audits of the consolidated financial statements of Vision-Sciences, Inc. as of March 31, 2014 and 2013 and for each of the years in the two-year period ended March 31, 2014, which report was included in the Annual Report on Form 10-K filed May 30, 2014.

/s/ EisnerAmper LLP

Iselin, New Jersey

March 31, 2015